BARNWELL INDUSTRIES, INC.	P R E S S RELEASE 1100 Alakea Street, Suite 2900 Honolulu, Hawaii 96813 Telephone (808) 531-8400 Fax (808) 531-7181 Website: www.brninc.com

CONTACT:	Alexander C. Kinzler
Chief Executive Officer and President

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS
 ENTRY INTO REAL ESTATE TRANSACTION

HONOLULU, HAWAII, March 22, 2019 -- Barnwell Industries, Inc. (NYSE American: BRN) today announced that its 77.8%-owned real estate venture Kaupulehu Developments (“KD”) has entered into new agreements with the developer of the Increment II portion of Lot 4A at Kaupulehu, North Kona, Hawaii, as part of a transaction to admit a new development partner to move forward with development of the remainder of Increment II at Kaupulehu.
Mr. Alexander Kinzler, Chief Executive Officer of Barnwell, commented, “We are pleased to report that a new development entity has committed to moving forward with the Increment 2 portion of the development at Kaupulehu, North Kona, Hawaii. The new entity was admitted as a 45% partner in the entity developing Increment 2, thereby reducing the existing partners’ percentage ownership, but setting the stage for new projects to move forward in Increment 2.
We have also made changes to the manner in which KD receives compensation for future residential development at Increment II, and we will now have a 15% net profits interest in the Increment II venture as well as the right to receive a priority payout of an additional share of net profits up to $3,000,000 and other consideration from the developer, as opposed to the 8% interest in gross sales KD previously had and the right KD had to receive preferential payments of up to $8,000,000, of which $3,500,000 has been received. No changes were made to KD’s agreements with respect to Increment I.
We believe that these changes will positively impact the Company going forward. Barnwell’s affiliates have been involved with this project since 1984 and we look forward to many more years of development success at Kaupulehu as Increment II moves forward.”
The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts.  These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements.  Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions.  Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved.  Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements.  The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the last fiscal year and Barnwell’s other filings with the Securities and Exchange Commission.  Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.